As filed with the Securities and Exchange Commission on November 3, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1460811
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3200 Walnut Street Boulder, CO80301
(Address of Principal Executive Offices)(Zip Code)

ARRAY BIOPHARMA INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Robert E. Conway

Chief Executive Officer

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

(303) 381-6600

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
EMPLOYEE STOCK PURCHASE PLAN Common Stock, par value $.001	600,000	$3.935	$2,361,000	$92.79

(1)

This Registration Statement shall also cover any additional shares of common stock which become issuable under the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended.  The offering price per share and the aggregate offering price are based upon the average high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on November 6, 2008 of $3.935.

EXPLANATORY NOTE

Array BioPharma Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), (i) on December 6, 2000 (Reg. No. 333-51348) covering the registration of 8,000,000 shares of the common stock of the Registrant authorized for grant under the Array BioPharma Inc. Employee Stock Purchase Plan (the “ESPP”), (ii) on November 4, 2002 (Reg. No. 333-100955) covering the registration of 400,000 shares of the common stock of the Registrant authorized for grant under the ESPP, and (iii) on December 18, 2006 (Reg. No. 333-139450) covering the registration of 450,000 shares of the common stock of Registrant authorized for grant under the ESPP. As permitted by Instruction E of Form S-8, the contents of Registration Statement Nos. 333-51348, 333-100955 and 333-139450 filed by the Registrant on Form S-8 on December 6, 2000, November 4, 2002 and December 18, 2006, respectively, are incorporated herein by reference.

On September 11, 2008, the Registrant’s Board of Directors approved an amendment to the ESPP, among other things, increasing the number of shares of common stock available for issuance thereunder by 600,000 shares. The stockholders of the Registrant approved the amendments to the ESPP at the annual meeting of stockholders held on October 30, 2008. Descriptions of the amendments to the ESPP are included in the Registrant’s definitive proxy statement on Schedule 14A dated September 26, 2008, with respect to the Registrant’s annual meeting of stockholders held on October 30, 2008. This registration statement registers the additional 600,000 shares of common stock authorized for issuance under the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 7th day of November 2008.

ARRAY BIOPHARMA INC.

By	/s/ Robert E. Conway
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Conway, R. Michael Carruthers and John R. Moore, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated below, on this 7th day of November 2008.

Signature	Title	Date

/s/ Robert E. Conway	Chief Executive Officer and Director	November 7, 2008
Robert E. Conway	(Principal Executive Officer)

/s/ Kyle A. Lefkoff	Chairman of the Board of Directors	November 7, 2008
Kyle A. Lefkoff

/s/ R. Michael Carruthers	Chief Financial Officer	November 7, 2008
R. Michael Carruthers	(Principal Financial and Accounting Officer)

/s/ Francis J. Bullock	Director	November 7, 2008
Francis J. Bullock, Ph.D.

	Director	November 7, 2008
Marvin H. Caruthers, Ph.D.

/s/ Kevin Koch	Director	November 7, 2008
Kevin Koch, Ph.D.

/s/ David L. Snitman	Director	November 7, 2008
David L. Snitman, Ph.D.

/s/ Gil Van Lunsen	Director	November 7, 2008
Gil Van Lunsen

/s/ Douglas E. Williams	Director	November 7, 2008
Douglas E. Williams

/s/ John L. Zabriskie	Director	November 7, 2008
John L. Zabriskie, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1 (1)	Specimen certificate representing the common stock.

4.2 (2)	Form of Warrant to purchase shares of common stock*

4.3 (2)	Registration Rights Agreement dated April 29, 2008 between the Registrant and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (2)

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to the Registrant.

23.2	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1 (3)	Amended and Restated Array BioPharma Inc. Employee Stock Purchase Plan.

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-45922), as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to the registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2008.

(3)	Filed as an appendix to the Registrant’s definitive proxy statement on Schedule 14A dated September 26, 2008, with respect to the annual meeting of stockholders held on October 30, 2008.

*	Confidential Treatment of redacted portions has been granted.